EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report with respect to the financial statements and schedule of Xerium, S.A. dated February 26, 2004 included in the Registration Statement (Form S-1) and related Prospectus of Xerium Technologies, Inc. for the registration of income deposit securities.

/s/    Ernst & Young LLP

Boston, Massachusetts

April 19, 2004